EXHIBIT 99.1

Contact:	Mark Murphy, Chief Executive Officer
(949) 769-3200

For Immediate Release

PRO-DEX, INC. REGAINS NASDAQ COMPLIANCE FOR CONTINUED MARKET LISTING

IRVINE, CA, July 7, 2010 - PRO-DEX, INC. (NASDAQ:  PDEXD) today announced that The Nasdaq Stock Market has notified the Company that it has regained compliance with the minimum $1.00 per share bid price requirement for continued listing, and further, that it complies with all other applicable standards for continued listing on The Nasdaq Stock Market.  Accordingly, the Company will continue to be listed on The Nasdaq Stock Market.

As previously announced, following a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”), the Panel determined to continue the Company’s listing subject to the condition that, on or before July 12, 2010, the Company evidence a closing bid price of $1.00 per share or more for at least the ten prior consecutive trading days.  On July 1, 2010, the Company’s closing bid price was $1.71 per share, the tenth consecutive day it had exceeded the $1.00 per share threshold.  Accordingly, the Company satisfied the Panel’s condition and the delisting proceeding is now closed.

Pro-Dex, Inc., with operations in California, Oregon and Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate miniature rotary drive systems, embedded motion control and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets.  Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, commercial and military aircraft, scientific research facilities and high tech manufacturing operations around the world.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.